Exhibit 10.63

Laureate Education, Inc. Severance Policy for Executives
Effective as of July 17, 2019

NYDOCS02/1191933.12

TABLE OF CONTENTS

ARTICLE I

BACKGROUND
ARTICLE II

PURPOSE

i

LAUREATE EDUCATION, INC. (“LAUREATE”) SEVERANCE POLICY FOR EXECUTIVES
Article I

BACKGROUND
Laureate hereby adopts the Laureate Education, Inc. Severance Policy for Executives (this “Plan”) for the benefit of employees of Laureate and any of its Affiliates who are designated by the terms hereof to participate in this Plan (each such Affiliate a “Participating Company” and collectively, together with Laureate, the “Company”). This document serves as both this Plan document and the Summary Plan Description (collectively, the “Summary”). This Summary contains this Plan’s provisions regarding eligibility, benefits and other important information about this Plan, as required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each Participant should read this Summary, including Appendices A, B, and C attached hereto, and keep them for ready reference. If Participant has any questions, Participant should contact Laureate Education, Inc., Attn: Legal Department, 650 South Exeter Street, Baltimore, MD 21202. This Plan is administered by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Laureate (the “Board”). This Plan forms a part of Laureate Education, Inc. Severance Policy for Executive and Non-Executive Employees.
ARTICLE II

PURPOSE
The purpose of this Plan is to provide severance pay, continuation of certain group health care benefits at active employee rates and certain other benefits to Participants when their employment terminates under circumstances covered by this Plan. Benefits under this Plan are conditioned on (i) termination of Participant’s employment under circumstances covered by this Plan, (ii) Participant, upon termination of employment, returning Company property to the Company by the date required by the Company and (iii) Participant’s execution of an effective and irrevocable general release of all claims against the Company, its Affiliates and other specified persons (other than with respect to the compensation and benefits described herein). In no event will Participant’s death or Disability while employed by the Company entitle Participant to any payments or benefits under this Plan.
Section 2.01    Termination of a Participant’s Employment on or following Change in Control.
Except as otherwise set forth herein and subject to the terms of this Plan, if a Change in Control occurs, and on, or at any time during the twelve (12)-month period following, the Change in Control, (i) the Company terminates a Participant’s employment for any reason other than Cause, or (ii) Participant terminates a Participant’s employment for Good Reason, Participant shall be entitled to the following benefits:

(a)    Severance.
(i)    For the Chief Executive Officer (“CEO”), President, or Chief Operating Officer (“COO”) the Company shall pay Participant severance equal to two (2) times Participant’s Base Salary and target annual bonus, payable in a lump sum, within 60 days following Participant’s execution and non-revocation of the general release of claims substantially in the form attached hereto as Appendix D (the “Release”).
(ii)    For a Participant (other than the CEO, President, or COO), who is a member of the Executive Leadership Team, the Company shall pay Participant severance equal to one and a half (1.5) times Participant’s Base Salary and target annual bonus under the Annual Incentive Plan, payable in a lump sum, within 60 days following Participant’s execution and non-revocation of the Release.
(b)    Long-Term Bonus Plan. To the extent that Participant is a participant in a Long-Term Bonus Plan at the time of the qualifying termination, Participant shall receive an amount equal to Participant’s Bonus for the applicable performance period (based on the actual performance under the terms of the Long-Term Bonus Plan under which the Bonus is payable) multiplied by a fraction, the numerator of which is the number of days in the performance period that have elapsed from the start of the performance period through the date of termination and the denominator of which is the number of days in the performance period, in a lump sum within 60 days following February 1 of the calendar year following the calendar year in which the performance period ends.
(c)    Continued Welfare Plan Coverage. Participant and Participant’s spouse and other qualified beneficiaries shall be eligible for continued coverage under the Welfare Plans as follows:
(i)    For the CEO, President, COO and members of the Executive Leadership Team, if Participant, Participant’s spouse and/or Participant’s other qualified beneficiaries are enrolled under any Welfare Plan that is a group health plan as defined in Title I, Part 6, of ERISA, and Section 4980B of the Code (“COBRA”), on the date of termination of Participant’s employment, Participant, Participant’s spouse and/or Participant’s qualified beneficiaries may elect to continue such coverage under COBRA. If Participant, Participant’s spouse and/or Participant’s other qualified beneficiaries elect COBRA coverage under any such Welfare Plan, the Company shall pay a portion of the COBRA costs each month for eighteen (18) months. The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Participant is equal to the costs that would have been paid by Participant for such coverage as an active employee.
(ii)    The benefits and/or extended coverage provided under this Section 2.01(c) shall cease prior to the date such benefits and/or extended coverage would otherwise end under this Section 2.01(c) if and when Participant (A) obtains employment with another employer during the period in which Participant is entitled to severance and becomes eligible for coverage under any substantially similar plan provided by his or her new employer or (B) fails to pay the required active employee portion of the cost of coverage provided under this Section 2.01(c) in the time and manner specified by the Company or its designee.
(iii)    For the avoidance of doubt, no additional benefits available under this Section 2.01(c) shall be available if Participant does not participate in a group health plan covered by COBRA.
(d)    Accrued but Unused Vacation. Participant shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Participant’s employment, in a lump sum within sixty (60) days following such termination. Participant shall not be entitled to receive any payments or other compensation attributable to vacation that would have been earned had Participant’s employment continued during the period which Participant is entitled to severance, and Participant waives any right to receive any such compensation.
(e)    Outplacement Services. Participant shall be entitled to outplacement services by a firm selected by the Company for a period of up to 9 months following Participant’s termination of employment.
(f)    No Reimbursements. Participant shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the period which Participant is entitled to severance, including but not limited to dues and expenses related to club memberships, automobile, cell phone, professional services, executive physicals, and other similar perquisites.
(g)    Certain Reductions in Payments.
(i)    Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 2.01(g), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.
(ii)    Any determination required under this Section 2.01(g) shall be made in writing in good faith by the accounting firm chosen by the Company (the

“Accountants”). The Company and Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 2.01(g). The Company shall be responsible for all fees and expenses of the Accountants.
Section 2.02    Termination of a Participant’s Employment (no Change in Control).
Except as otherwise set forth herein and subject to the terms of this Plan, if, at any time other than on or at any time during the twelve (12)-month period following a Change in Control, the Company terminates a Participant’s employment for any reason other than Cause, Participant shall be entitled to the following benefits:
(a)    Severance.
(i)    For the CEO, President, or COO, the Company shall pay Participant severance equal to one and a half times (1.5) times Participant’s Base Salary and target annual bonus under the Annual Incentive Plan, payable over the next eighteen (18) months in equal payroll installments in accordance with the Company’s normal payroll practices (no less frequently than monthly), commencing within sixty (60) days following Participant’s execution and non-revocation of the Release.
(ii)    For a Participant (other than the CEO, President, or COO), who is a member of the Executive Leadership Team, the Company shall pay Participant severance equal to Participant’s Base Salary and target annual bonus under the Annual Incentive Plan, payable over the next twelve (12) months in equal payroll installments in accordance with the Company’s normal payroll practices (no less frequently than monthly), commencing within sixty (60) days following Participant’s execution and non-revocation of the Release.
(b)    Continued Welfare Plan Coverage. Participant and Participant’s spouse and other qualified beneficiaries shall be eligible for continued coverage under the Welfare Plans as follows:
(i)    For the CEO, President, or COO, if Participant, Participant’s spouse and/or Participant’s other qualified beneficiaries are enrolled under any Welfare Plan that is a group health plan as defined in COBRA, on the date of termination of Participant’s employment, Participant, Participant’s spouse and/or Participant’s qualified beneficiaries may elect to continue such coverage under COBRA. If Participant, Participant’s spouse and/or Participant’s other qualified beneficiaries elect COBRA coverage under any such Welfare Plan, the Company shall pay a portion of the COBRA costs each month for eighteen (18) months. The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Participant is equal to the costs that would have been paid by Participant for such coverage as an active employee.

(ii)    For a member of the Executive Leadership Team, if Participant, Participant’s spouse and/or Participant’s other qualified beneficiaries are enrolled under any Welfare Plan that is a group health plan as defined in COBRA, on the date of termination of Participant’s employment, Participant, Participant’s spouse and/or Participant’s qualified beneficiaries may elect to continue such coverage under COBRA. If Participant, Participant’s spouse and/or Participant’s other qualified beneficiaries elect COBRA coverage under any such Welfare Plan, the Company shall pay a portion of the COBRA costs each month for twelve (12) months. The portion to be paid by the Company shall equal the amount necessary so that the total of the COBRA costs paid by Participant is equal to the costs that would have been paid by Participant for such coverage as an active employee.
(iii)    The benefits and/or extended coverage provided under this Section 2.02(b) shall cease prior to the date such benefits and/or extended coverage would otherwise end under this Section 2.02(b) if and when Participant (A) obtains employment with another employer during the period in which Participant is entitled to severance and becomes eligible for coverage under any substantially similar plan provided by his or her new employer or (B) fails to pay the required active employee portion of the cost of coverage provided under this Section 2.02(b) in the time and manner specified by the Company or its designee.
(iv)    For the avoidance of doubt, no additional benefits available under this Section 2.02(b) shall be available if Participant does not participate in a group health plan covered by COBRA.
(c)    Accrued but Unpaid Vacation. Participant shall be entitled to payment for any accrued but unused vacation in accordance with the Company’s policy in effect at the time of termination of Participant’s employment in a lump sum within sixty (60) days after such termination. Participant shall not be entitled to receive any payments or other compensation attributable to vacation Participant would have earned had Participant’s employment continued during the period in which Participant is entitled to severance, and Participant waives any right to receive any such compensation.
(d)    Outplacement Services. Participant shall be entitled to outplacement services by a firm selected by the Company for a period of up to 9 months following Participant’s termination of employment.
(e)    No Reimbursements. Participant shall not be entitled to reimbursement for any other fringe benefits or perquisite payments during the period in which Participant is entitled to severance, including but not limited to dues and expenses related to club memberships, automobile, cell phone, professional services, executive physicals and other similar perquisites.
Section 2.03    Generally applicable provisions.

(a)    Comparable Job. Notwithstanding any other provision of this Plan, a Participant will not be entitled to any benefits under this Plan if (i) Participant has been offered a Comparable Job with the Company or any of its Affiliates within the ninety (90) days prior to any termination of employment otherwise entitling Participant to benefits hereunder (whether or not Participant accepts such offer); or (ii) such termination of employment occurs in connection with the sale of a division or business unit of the Company, whether through stock sale, asset sale or otherwise (to the extent it does not constitute a Change in Control), and (A) Participant continues employment with the acquirer or any of its Affiliates, including continued employment with the division or business unit being sold or (B) Participant has received an offer of a Comparable Job with the acquirer or any of its Affiliates, including continued employment with the division or business unit being sold and does not accept the offer or commence employment with the acquirer or any of its Affiliates.
(b)    Death or Disability. If Participant dies or incurs a Disability while employed by the Company and prior to any event that would entitle Participant to any payment or benefits under this Plan, Participant will not be entitled to any payments or benefits under this Plan. If Participant dies during the period in which Participant is entitled to severance, all amounts payable hereunder to Participant shall, to the extent not paid, be paid to (i) Participant’s surviving spouse, if Participant has not otherwise designated a beneficiary other than the surviving spouse or (ii) if none of the foregoing exist, then to Participant’s estate. Participant’s surviving spouse and other qualified beneficiaries shall continue to be covered under any applicable Welfare Plan that is a group health plan as defined in COBRA on the date of the termination of Participant’s employment as described above. On the death of Participant’s surviving spouse or other qualified beneficiaries, no further benefits under any applicable Welfare Plan shall be provided (other than any coverage required pursuant to COBRA), and no further benefits shall be paid.
(c)    Restrictive Covenants. Benefits under this Plan are contingent (i) upon Participant continuing to comply with any Confidentiality, No Solicitation and Non-Compete Agreement, (ii) any other restrictive covenants under any equity award agreement or otherwise to which Participant is a party with the Company, and (iii) any restrictive covenants contained in the applicable severance agreement or Release under this Plan. If Participant breaches any aspects of any such agreement, Participant shall forfeit the right to receive any further benefits under this Plan, and, to the extent allowed by applicable law, Participant agrees to return to the Company the gross amount of all payments previously received and the gross value of any non-cash benefits previously received.
(d)    General Release. As a condition to receive benefits under this Plan, Participant must sign and return a Release, within twenty-one (21) or forty-five (45) days, as applicable, after the termination of Participant’s employment and not revoke such release within the time permitted by law (which revocation period may not exceed seven (7) days following Participant’s execution of the Release). Notwithstanding any provision in this Plan to the contrary, no payments to be made under this Plan shall be made, and no benefits to be delivered under this Plan shall be delivered, earlier than the first payroll date after the date upon which the revocation period for the Release described in this Section expires without Participant having elected to revoke the Release. Any payments to be made prior to such date shall be accumulated and paid, and any benefits to be delivered prior to such date shall be continued at Participant’s expense with Participant to be reimbursed, on such date. Additionally, if the period for executing the Release and considering revocation of same spans more than one calendar year, no payments to be made under this Plan shall be made, and no benefits to be delivered under this Plan shall be delivered, earlier than the first payroll date occurring in the subsequent calendar year, and any payments to be made prior to such date shall be accumulated and paid, and any benefits to be delivered prior to such date shall be continued at Participant’s expense with Participant to be reimbursed, on such date in the subsequent calendar year.
(e)    Return of Company Property. As a further condition to receiving benefits under this Plan, Participant is required to cooperate with the Company’s usual and customary separation/termination process, including, to the extent required by the Company, surrender and delivery of all Company property, including without limitation, identification cards, vehicles, company credit cards and computer equipment, prior to the earliest date on which any payments to be made under this Plan are to commence or otherwise be paid, unless the Company permits Participant to retain any such items.
(f)    Participant Assignment. No interest of Participant or Participant’s spouse or any other beneficiary under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Participant or spouse or other beneficiary, by operation of law or otherwise, other than pursuant to the terms of a qualified domestic relations order to which Participant is a party.
(g)    Funding. All rights of Participant and Participant’s spouse or other beneficiary under this Plan shall be entirely unfunded at all times, and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any amounts due hereunder. Neither Participant nor Participant’s spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and Participant and Participant’s spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.
(h)    Section 409A.
(i)    The amounts payable or benefits to be provided pursuant to this Plan generally are intended to be separate payments that are exempt from Section 409A of the Code by reason of the “short-term deferral” exception or the involuntary separation pay exception (also known as the “two (2)-times rule”) set forth in Section 1.409A-1(b)(9)(iii) or certain other separation pay exceptions set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, to the maximum extent permitted by Section 409A of the Code (with the earliest amounts payable to be first treated as exempt from Section 409A of the Code to the extent such exemptions are available). To the extent that an amount payable or benefits to be provided under this Plan does not comply with any of the foregoing exceptions or other exceptions or exemptions from Code Section 409A, including but not limited to the de minimis exception, the exception for certain indemnification and liability insurance plans, and the like under the Treasury Regulations, then the amount shall be subject to the following rules:
(A)    Notwithstanding anything contained in this Agreement to the contrary, if on the date of termination of Participant’s employment Participant is a “specified employee,” within the meaning of Section 409A of the Code and the Company’s policy for determining specified employees, then to the extent required in order to comply with Section 409A of the Code, all payments, benefits, or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six (6) months following the date of such termination of employment shall be accumulated through and paid or provided (together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination of employment) within thirty (30) days after the first business day following the six (6)-month anniversary of such termination of employment, if and to the extent required by Code Section 409A.
(B)    The benefits described in this Plan that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception or are provided beyond the applicable COBRA time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (1) any reimbursement of eligible expenses shall be paid within sixty (60) calendar days following Participant’s written request for reimbursement; provided that Participant provides written notice no later than seventy-five (75) calendar days prior to the last day of the calendar year following the calendar year in which the expense was incurred so that the Company can make the reimbursement within the time period required by Section 409A of the Code; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (4) each payment shall be treated as a separate payment.
(ii)    For purposes of this Plan, the phrase “termination of employment” or words or phrases of similar import shall mean a “separation from service” with the Company within the meaning of Section 409A of the Code. In this regard, the Company and Participant shall take all steps necessary (including with regard to any post-

termination services by Participant) to ensure that (A) any termination of employment under this Plan constitutes a “separation from service” within the meaning of Section 409A of the Code, and (B) the date on which such separation from service takes place shall be the date of the termination of employment for purposes of this Plan.
(iii)    It is intended that the payments and benefits provided under this Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Plan may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Participant. Although the Company shall use its best efforts to avoid the imposition of taxation, interest, and penalties under Section 409A of the Code, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company, its Affiliates, nor their respective directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Participant or other taxpayers as a result of the failure of this Plan to be exempt from or comply with Section 409A of the Code.
(i)    Taxes. The Participant will be solely responsible for any associated tax filings and payment of taxes associated with employment, without any gross-up or additional compensation from the Company; provided that the Company will withhold taxes at what it determines to be appropriate rates and in what it determines to be appropriate jurisdictions based on the information available to the Company.
(j)    No Employment Contract. Nothing contained in this Plan shall be construed to be an employment contract between Participant and the Company. Participant is employed at will, and the Company and Participant may terminate Participant’s employment at any time, for any reason or no reason whatsoever, subject to any other offer letter or employment agreement between the Company and such Participant to the contrary.
(k)    Severability. In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.
(l)    Amendment. This Plan may only be terminated or amended by resolution adopted by the Board or the Compensation Committee; provided, however, that (i) no amendment or termination of this Plan shall affect the rights of any Participant receiving benefits under this Plan whose employment has terminated prior to the date on which such resolution is adopted; and (ii) this Plan may not be terminated or amended in a manner which would adversely affect the rights or potential rights of any Participant if such action is taken in connection with, in anticipation of, or on, or during the twelve (12)-month period following, a Change in Control. Notwithstanding the foregoing, the Company may not amend any provision of this Plan that involves any delegation of authority reserved to the Board or the Compensation Committee (without the applicable party’s approval).

(m)    Effect on Other Plans. This Plan supersedes in all respects any other severance benefit plans, arrangements or policies of the Company that apply to Participants, but does not supersede any employment agreements between Participant and the Company. No Participant shall be eligible to receive severance benefits under more than one severance arrangement of the Company (whether through an employment agreement or a benefit plan) at any time; provided that if the total benefits under an employment agreement are less than the total benefits provided for under this Plan, then the Participant shall be eligible to receive the difference between the benefits provided under the employment agreement and this Plan, under this Plan. Nothing in this Plan shall be construed to impair or reduce Participant’s right to any other accrued and vested but unpaid benefit (including in the Company’s 401(k) plan) nor create a right or entitlement to any additional benefit except as expressly described herein. Notwithstanding the foregoing, the Company and the Board reserve the right to adhere to other policies and practices that may be in effect for other groups of employees or for new Participants who are not employed or provide services to the Company as of the Effective Date.
(n)    No Effect on Equity Awards. This Plan does not alter or amend any vesting or other terms and conditions of any equity-based compensation awards under the Company’s equity incentive compensation plans (including, but not limited to, the Laureate Education, Inc. Amended and Restated 2013 Long-Term Incentive Plan), which shall be governed by the terms and conditions set forth in the equity incentive compensation plans and separate written grant agreements.
(o)    No Duplication of Benefits. Unless otherwise specifically provided by the terms of this Plan or any other applicable plan or arrangement with an express reference to this Plan, any benefits or compensation a Participant is eligible to receive under this Plan shall be reduced by any benefits or compensation a Participant is eligible to receive as a result of applicable law or under any employment agreement with the Company providing for severance.
(p)    Successors. This Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors. Any reference in this Plan to Laureate shall be deemed a reference to any successor (whether direct or indirect, by purchase of stock or assets, merger or consolidation, or otherwise) to all or substantially all of the business and/or assets of Laureate; provided that Participant’s employment by a successor employer shall not be deemed a termination of Participant’s employment with Laureate or any of its Affiliates (unless otherwise required in order to comply with the definition of “separation from service” under Section 409A of the Code).
(q)    Setoff. The Company’s obligation to make the payments provided for in Section 2.01 of this Plan only and otherwise to perform its obligations thereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company or any of its Affiliates may have against Participant. The Company’s obligation to make the payments provided for in Section 2.02 or Section 2.03 of this Plan and otherwise to perform its obligations thereunder, however, may be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company or any of its Affiliates may have against Participant. Notwithstanding any other provision of this Plan, except as otherwise set forth in this Plan, in no event shall Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not Participant obtains other employment.
(r)    Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Maryland.
Section 2.04    Definitions. For purposes of this Plan, the following words shall have the meanings set forth below:
(a)    “Affiliate” shall mean any corporation, trade or business or other entity, including but not limited to partnerships, limited liability companies and joint ventures, directly or indirectly controlling, controlled by or under common control with a Person, within the meaning of Section 405 of the Securities Act. Affiliate includes any corporation, trade or business or other entity that becomes such on or after the Effective Date.
(b)    “Base Salary” shall mean:
(i)    If there has been a Change in Control, Participant’s annual base salary at the rate in effect on the date of the Change in Control, or if greater, the rate in effect immediately prior to Participant’s termination of employment with the Company (not counting any decrease that results in Good Reason).
(ii)    If there has not been a Change in Control, Participant’s annual base salary at the rate in effect immediately prior to Participant’s termination of employment (not counting any decrease that results in Good Reason).
(c)    “Board” means the Board of Directors of Laureate Education, Inc.
(d)    “Bonus” shall mean the amount otherwise payable under the applicable Long Term Bonus Plan if Participant was employed on the payment date, based on the position held by Participant, or any successor plan or arrangement covering Participant.
(e)    “Cause” shall have the same meaning it has under the Laureate Education, Inc. Amended and Restated 2013 Long-Term Incentive Plan.
(f)    “Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:
(i)    a Change in Ownership of Laureate, or (ii) a Change in the Ownership of Assets of Laureate, as described herein and construed in accordance with Section 409A.
(ii)    A “Change in Ownership of Laureate” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire, in a single transaction or a series of related transactions, ownership of the capital stock of Laureate that, together with the stock held by such Person or Group, constitutes more than 50% of the total voting power of the capital stock of Laureate. However, if any Person is, or Persons Acting as a Group are, considered to own more than 50% of the total voting power of the capital stock of Laureate, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Laureate unless such transaction would be deemed to be a Rule 13e-3 Transaction under the Exchange Act. An increase in the percentage of capital stock owned by any Person, or Persons Acting as a Group, as a result of a transaction in which Laureate acquires its stock in exchange for property will be treated as an acquisition of stock.
(iii)    A “Change in the Ownership of Assets of Laureate” shall occur on the date that any Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12- month period ending on the date of the most recent acquisition by such Person or Persons), assets from Laureate that have a total gross fair market value equal to or more than 80% of the total gross fair market value of all of the assets of Laureate immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Laureate, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
(iv)    A “Person” for purposes of this definition only means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than (1) employee benefit plans sponsored or maintained by Laureate and by entities controlled by Laureate, or (2) any underwriter of the capital stock of Laureate in a registered public offering.
(v)    For purposes of clauses (i) and (ii) above, Persons will not be considered to be Persons Acting as a Group (or Group) solely because they purchase or own capital stock or purchase assets of Laureate at the same time. However, Persons will be considered to be Persons Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Laureate. If a Person owns stock in both entities that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that entity before the transaction giving rise to the change and not with respect to the ownership interest in the other entity.
(vi)    A Change in Control shall not include a transfer of assets to a related person as described in Section 409A or a public offering of capital stock of Laureate.
(vii)     For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.
(g)    “Code” means the Internal Revenue Code of 1986, as amended.
(h)    “Comparable Job” means a job offering (i) no material reduction in base salary or annual cash compensation opportunity (i.e., base salary plus target bonus) (unless such material reduction applies generally to all similarly-situated employees); (ii) no material adverse reduction in job scope or responsibilities (unless such material reduction applies generally to all similarly-situated employees); and (iii) no change by more than fifty (50) miles in the principal location in which Participant is required to perform services.
(i)    “Compensation Committee” means the Compensation Committee of the Board.
(j)    “Disability” means the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Participant shall also be treated as having a “Disability” if he is, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.
(k)    “Effective Date” means July 17, 2019.
(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.
(m)    “Executive Leadership Team” shall mean the Executive Leadership Team as designated by the CEO.
(n)    “Good Reason” means the occurrence of any of the following without the Participant’s consent: (i) material diminution in the base salary of the Participant, (ii) material diminution in the authority, duties or responsibilities of the Participant, or (iii) a relocation by more than fifty (50) miles in the principal location in which Participant is required to perform services; provided that “Good Reason” shall not exist unless and until Participant provides the Company with written notice of the acts alleged to constitute Good Reason within ninety (90) days of Participant’s knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. Participant must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Good Reason.
(o)     “Long Term Bonus Plan” shall mean the Laureate Education, Inc. Executive Cash Long Term Bonus, in its current form or as hereafter amended.
(p)     “Participant” means any individual serving as the CEO, President, COO or a member of the Executive Leadership Team.
(q)    “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department (except that this definition shall not apply with respect to the definition of “Change in Control” herein).
(r)    “Securities Act” means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.
(s)    “Welfare Plan” shall mean any plan or arrangement providing health, prescription drug, vision, dental, disability, death, or life insurance benefits that is currently or hereafter made available by the Company or an Affiliate in which Participant is eligible to participate.
Section 2.05    Administration.
(a)    Administrator. The Compensation Committee shall be responsible for and shall control and manage the operation and administration of this Plan. The Compensation Committee shall have the responsibility for determining the amount of payments and benefits to which Participants may become entitled to receive. Any action by the Compensation Committee under this Plan shall be made by resolution, or by any person or committee duly authorized by resolution of the Compensation Committee to take such action.
(b)    Powers of the Administrator. The Compensation Committee shall administer this Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of this Plan. The Compensation Committee shall have the discretionary authority to interpret and construe the terms of this Plan and determine all questions arising in the administration, interpretation, and application of this Plan, such determinations to be presumptively conclusive and binding on all persons to the maximum extent allowed by law, and uniformly and consistently applied to all persons in similar circumstances; adopt such rules and procedures as it deems necessary, desirable or appropriate for the administration of this Plan; appoint such agents, counsel, accountants, consultants and other persons as may be required to administer this Plan; determine all claims for benefits, and take such further action as the Compensation Committee shall deem advisable in the administration of this Plan.

(c)    Delegation. The Compensation Committee shall have the discretionary authority to delegate such of its duties and may engage such experts and other persons as it deems appropriate in connection with administering this Plan. The Compensation Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action taken by the Compensation Committee, in good faith in reliance upon, any opinions or reports furnished to it by any such experts or other persons.